Filed pursuant to 424(b)(3) Registration No. 333-134985

ASTRIS ENERGI INC.
108,285,798 SHARES
COMMON STOCK

The shares offered by this prospectus are traded on the OTC Bulletin Board under the symbol ASRNF. The current price of our stock as quoted on the OTC Bulletin Board on July 21, 2006 was US $0.12.

The Company will not receive any proceeds from the sale of these securities except for the exercise of warrants. All the shares being registered are being registered for sale by certain selling shareholders pursuant to agreements with the company to register their shares. The selling shareholders previously purchased the shares from the Company pursuant to certain exemptions from registration. The proceeds from the exercise of warrants will be used to fund continuing research and development, production expenses and for general corporate purposes.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 3 - 11.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. The Securities being registered on this Registration Statement are to be offered on a delayed or continual basis pursuant to Rule 415 under the Securities Act of 1933. The offering will terminate for the Securities registered hereby 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 25, 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
THE OFFERING	3
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	12
AVAILABLE INFORMATION	13
CAPITALIZATION AND INDEBTEDNESS	14
OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION	15
EXPENSES ASSOCIATED WITH THE REGISTRATION	18
REASONS FOR THE OFFER AND USE OF PROCEEDS	18
MARKETS AND PRICE HISTORY OF THE COMPANY'S STOCK.	19
SELLING SHAREHOLDERS	20
EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS	27
MATERIAL CHANGES	29
WHERE YOU CAN FIND MORE INFORMATION;	30
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	30
INDEMNIFICATION OF OFFICERS AND DIRECTORS AND THE POSITION OF THE SECURITIES AND EXCHANGE COMMISSION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY	32

PROSPECTUS SUMMARY

All references in this prospectus to "we", "us", "ours" and "Astris" are intended to refer to Astris Energi Inc.

This summary highlights selected information from this registration statement. It does not contain all of the information that may be important to you. You should carefully read the entire document and the other documents referred to in this registration statement. Together, these documents will give you all the information that investors should consider before investing in our common stock.

Our Business

We are engaged in the business of developing and selling alkaline fuel cells that are used to generate electricity using hydrogen as a fuel source.

Corporate Information

Astris Energi Inc. was incorporated as Kayty Exploration Ltd. on March 18, 1981, pursuant to the Companies Act of the Province of Alberta, Canada to engage in oil and gas exploration activities. The Company subsequently changed its name to Kayty Inc. in August 1987, changed the place of incorporation to the Province of Ontario, Canada, and effected a one-for-ten reverse split of its Common Shares. In December 1994, the Company changed its name to WLD Inc. ("WLD") and effected a one-for-three reverse split of its Common Shares, reducing the outstanding Common Shares to 5,000,000 shares. By 1995, WLD had ceased exploration activities and sought other business activities. In February 1996, the Company acquired Astris Inc. in exchange for 1,500,000 Common Shares and warrants for the purchase of 3,500,000 Common Shares, which warrants were subsequently exercised in 1997 at an exercise price of CDN$0.05 per warrant. Additionally, in June 1995 the Company changed its name to Astris Energi Inc. The purpose of the acquisition was for the Company to obtain a potentially promising business activity, and Astris Inc. was seeking to be part of a public company to facilitate raising working capital to further the development of its fuel cell research.  AEI began trading on the OTC.BB under the trading symbol “ASRNF” on June 20, 2001.

The Company's principal business office is located at 2175 Dunwin Drive, Unit 6, Mississauga, Ontario, Canada L5L 1X2 and its telephone number is (905) 608-2000. The Company's e-mail address is questions@astris.ca. The Company maintains a website at www.astris.ca. The Company is not incorporating, by reference in this Form F-3, the information on its website.

The Offering

This offering relates to the sale of up to 108,285,798 shares of our common stock by persons who are stockholders of the Company, including Cornell Capital Partners, LP ("Cornell Capital Partners"). Cornell Capital Partners intends to sell up to 80,200,000 shares of common stock, including, up to 77,000,000 shares which may be issued upon conversion of secured convertible debentures issued pursuant to the Securities Purchase Agreement dated April 10, 2006, up to 3,200,000 shares which may be issued upon the exercise of warrants dated April 10, 2006.

We are registering 108,285,798 shares of common stock under the registration statement of which this prospectus is a part for issuance upon conversion of convertible debentures. Pursuant to a Securities Purchase Agreement, the Company issued convertible debentures to Cornell Capital Partners in the original principal amount of $1,500,000. The debentures are convertible at Cornell Capital Partners' option at the lower of (a) a fixed conversion price of $.2483, or (b) 90% of the lowest volume weighted average price of the common stock during the 10 trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the secured convertible debentures may be converted. As of June 12, 2006, the lowest volume weighted average trading price for our common stock during the preceding 10 trading days as quoted by Bloomberg, LP was $.16 and, therefore, the conversion price for the secured convertible notes would be $.144. Based on this conversion price, the $1,500,000 in secured convertible debentures, excluding interest, were convertible into 10,416,667 shares of our common stock. The debentures have a three-year term and accrue interest at 10% per year. The Company may, in its sole discretion, redeem the amounts owed under the debentures in cash by providing Cornell Capital Partners with three days advance notice, provided the common stock is trading below the fixed conversion price at the time of the notice. Any such redemption would be subject to payment of a 20% premium on the amount redeemed.

Cornell Capital Partners is prohibited from converting the debentures into an amount that would result in it, together with its affiliates, beneficially owning in excess of 4.99% of the outstanding shares of common stock.

In connection with the Securities Purchase Agreement dated April 9, 2006, we granted the investor registration rights. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than October 12, 2006 and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold. In the event of a default of our obligations under the Registration Rights Agreement, including if the registration statement is not declared effective by October 12, 2006, we are required pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the secured convertible debentures.

In connection with the Securities Purchase Agreement dated April 9, 2006, we and each of our subsidiaries executed security agreements in favor of the investor granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreements state that if an event of default occurs under the secured convertible debentures or security agreements, the investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

In accordance with the Securities Purchase Agreement, upon issuance of the debentures the Company paid Yorkville Advisors, LLC, an affiliate of Cornell Capital Partners, a fee of $170,000.

We are registering 3,200,000 shares of common stock under the registration statement of which this prospectus is a part for issuance upon exercise of warrants issued to Cornell Capital Partners. Of such warrants, 1,600,000 were issued with an exercise price of $.19 per share 1,000,000 were issued with an exercise price of $.30 per share and 600,000 were issued with an exercise price of $.20 per share. The warrants are immediately exercisable and expire on April 9, 2009. The warrants are exercisable on a cash basis and also include cashless exercise provisions. The shares underlying the warrant are subject to an effective registration statement.

Offering Summary

Offering Price:	Prevailing market price

Securities Being Offered:	108,285,798 shares of common stock.

Securities Outstanding Prior to the Offering:42,075,017 shares of common stock were issued and outstanding as of the date of this prospectus.

Use of Proceeds:	The shares being registered are underlying securities which were issued pursuant to private placements. We will not receive any proceeds from the sale of the shares offered herein.

RISK FACTORS.

An investment in the securities of the Company involves a high degree of risk. The following risk factors should be considered carefully in evaluating the Company and its business. If any of the risks described below occurs, the business, results of operations and financial condition of the Company could be adversely affected.

HISTORY OF LOSSES SINCE INCEPTION, EXPECTATION OF LOSSES IN THE IMMEDIATE FUTURE, AND POSSIBILITY THAT THE COMPANY MAY NEVER ACHIEVE OR SUSTAIN PROFITABILITY.

The Company has incurred net losses each year since inception. The accumulated deficit of the Company was CDN$14,321,291 as of December 31, 2005. The Company expects to continue to incur net losses at least through fiscal year 2006, and these losses may be substantial. To implement the current business strategy, the Company will have to incur a high level of fixed operating expenses and will continue to incur considerable research and development expenses and capital expenditures.

Accordingly, if additional capital, revenues and positive cash flows cannot be generated, to which no assurance can be given, the Company will not achieve profitability. Even if profitability is achieved, it may not be sustained or increased on a quarterly or annual basis.

THE AUDITED ANNUAL REPORT OF THE COMPANY STATES THAT THE ABILITY OF THE COMPANY TO CONTINUE AS A GOING CONCERN IS IN SUBSTANTIAL DOUBT.

Whether the Company continues as a going concern is dependent upon the Company’s ability to raise additional capital, the successful commercialization of one or more of the Company’s research projects, and the attainment of profitable operations. The ability to generate future revenues will depend on a number of factors, many of which are beyond control of the Company. These factors include the rate of market acceptance of its fuel cell products, competitive activities, regulatory developments and general economic trends.

ABILITY TO OBTAIN ADDITIONAL CAPITAL, THEREBY RESULTING IN CURTAILMENT OR CESSATION OF OPERATIONS.

The ability of the Company to realize its objectives depends in large part upon obtaining additional capital. The Company has a present need for capital in connection with its fuel cell development activities and transition to commercial operations. The Company believes that it will require at least US$10 million over the next three to five years to establish production and subsequently market the fuel cells and fuel cell products developed by the Company.  There is no assurance that any additional financing will be available on commercially attractive terms, in a timely fashion, in sufficient amounts, not substantially dilutive to shareholders, or at all. If adequate funds are not available, the Company would have to scale back its operations, including its product development, manufacturing and marketing activities, all of which could lead ultimately to cessation of operations.

LACK OF EXPERIENCE IN MANUFACTURING AND MARKETING PRODUCTS.

To date, the Company has derived revenues principally from sales of demonstrators or small ancillary products, contract research and government grants. Sales have been limited to demonstration products and prototype models. The Company’s prototypes are pre-commercial production products assembled on a one-off basis, by hand. The Company is not yet adequately financed to produce commercial products. The Company has produced its fuel cells on a semi-automated basis but has not designed a proven automated assembly facility. In addition, the Company still has not been able to determine whether or not its prototypes can be assembled through automation or if there is a sufficient level of product acceptance for the Company to sell fuel cells in sufficient volume to become profitable.

The Company may not be able to produce or commercialize any of its products in a cost-effective manner and it may not be able to successfully market these products. Production costs of the initial commercial units may be higher than their sales price. There can be no assurance that higher production levels will occur or that sales prices will ever exceed production costs.

MARKET ACCEPTANCE OF THE FUEL CELL PRODUCTS MAY TAKE LONGER TO ACHIEVE OR MAY NEVER BE ACHIEVED.

The Company’s alkaline fuel cell products represent a new technology and any success will depend on this technology achieving market acceptance. Because the Company’s products are designed to capitalize on markets that presently utilize or are serviced by products from traditional and well-established power generation sources, such as engine-generators or batteries, the Company may face significant resistance from end-users to adopt a new and alternative power source technology. Fuel cell products for portable and mobile applications represent an emerging market. The Company does not know whether its targeted customers will purchase such products.

ABILITY TO MEET PROJECTED DEMAND FOR THE COMPANY’S PRODUCTS.

Locating and establishing new manufacturing facilities, if required, will place significant demands on the Company’s managerial, technical, financial and other resources.

The Company’s business plan contemplates significant growth in sales and personnel which may place a strain upon its current management systems and resources, as well as its ability to obtain capital. As of June 1,2006, the Company had fewer than 25 employees. The Company’s business plan and anticipated product sales will require the Company to hire, train and manage additional employees and to establish or contract for production capacity. If the Company is unable to hire the skilled employees it needs or to establish its production capacity in a timely manner, it might be unable to fulfill orders for its products or meet its business plans. There can be no assurance that the Company will be able to effectively manage its anticipated growth.

ABILITY TO COMPETE SUCCESSFULLY IN A HIGHLY COMPETITIVE MARKET.

The development and marketing of fuel cells and fuel cell systems is extremely competitive. A number of firms throughout the world have established fuel cell development programs. The Company competes directly with alternative energy and entrenched power-generation and power-storage technologies. Competitors range from development stage companies to major domestic and international companies. Other companies may succeed in developing and bringing to market products or technologies that are more cost-effective than those being developed by the Company, or that would render its products and technology obsolete or non-competitive in the marketplace. The Company’s competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than the Company. There can be no assurance that the Company will be able to compete effectively with such companies. In addition, the Company expects that additional competition will develop, from both existing businesses in the energy industry and from new entrants.

DEPENDENCE ON THIRD-PARTY MANUFACTURERS.

The Company will depend on third parties for the manufacture of its products and for parts necessary to manufacture its products. If manufacturers or suppliers are unable or unwilling to manufacture or provide the materials and components to manufacture the Company’s products on commercially reasonable terms, or at all, delays in identifying and contracting for alternative manufacturing and supply sources could adversely affect the ability to market the products.

POSSIBLE LIABILITY FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS AND DIFFICULTIES IN PROTECTING THE COMPANY’S INTELLECTUAL PROPERTY.

Despite the Company’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company’s products and product designs, or to obtain and use information that the Company regards as proprietary. If required, policing unauthorized use of the Company’s proprietary technology may be difficult, time-consuming and costly. In addition, the laws of certain countries in which the Company’s products may be sold or licensed do not protect its products and related intellectual property rights to the same extent as the laws of Canada or the United States. The Company does not believe that any of its products infringe the proprietary rights of any third parties.  From time to time, however, third parties may contest the Company’s rights to use its intellectual property. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company.

ASTRIS’ PRODUCTS MAY NOT MEET PERFORMANCE EXPECTATIONS IN FIELD TESTS, WHICH COULD NEGATIVELY AFFECT ITS CUSTOMER RELATIONSHIPS AND INCREASE ITS MANUFACTURING COSTS.

The components of its fuel cell products may contain defects or errors that could negatively affect its customer relationships and increase its manufacturing and warranty costs. In internal bench tests, the POWERSTACK™ MC250 has performed at up to 60% over the original design specification and the E8 Portable AFC power generator has operated at an electrical efficiency in excess of 50%. These results do not guarantee similar performance in future independent field tests.

ASTRIS MAY NOT BE ABLE TO MANAGE SUCCESSFULLY THE EXPANSION OF ITS OPERATIONS.

Astris will need to recruit, train and retain key management and other qualified personnel to successfully expand its business. Astris has been gradually expanding its management and technical team to meet customer demand and pilot production requirements. Transition to pilot production is a critical one to meet demand for its products, and validate its ability to produce the POWERSTACK™ MC250 in volume leading to commercialization.

NEED FOR COMPATIBILITY WITH THE PRODUCTS OF THIRD-PARTY MANUFACTURERS OR POTENTIAL CUSTOMERS.

The Company’s success will depend in large part upon its ability to make its products compatible with the products of third-party manufacturers. The Company’s products will be successful only if manufacturers redesign or modify their existing products to fully incorporate the Company’s products and technologies. The Company’s failure to make its products and technologies compatible with the products of third-party manufacturers, or the failure of potential customers to redesign or make necessary modifications to their existing products to accommodate the Company’s products would significantly impair or preclude the Company’s ability to sell its products.

ACCIDENTS INVOLVING THE FLAMMABLE FUELS USED WITH THE PRODUCTS COULD IMPAIR THEIR MARKET ACCEPTANCE.

The fuel cell products use hydrogen, which typically is generated from gaseous and liquid fuels such as propane, natural gas or methanol, in a process known as reforming. While the Company’s fuel cell products do not use these fuels in a combustion process, natural gas, propane and hydrogen are flammable fuels that could leak into a residence or commercial location and combust, if ignited by another source. Since the Company’s products have not yet gained widespread market acceptance, any accidents involving the Company’s systems, or other fuel cell-based products, could materially impede demand for the products. At present, the Company does not carry insurance to cover such accidents.

THE COMPANY’S PRODUCTS MAY FROM TIME TO TIME CONTAIN DESIGN DEFECTS THAT ARE DIFFICULT TO DETECT AND CORRECT.

Although the Company does not know of any existing design defects, there can be no assurance that defects or flaws will not be found in new products after commencement of commercial shipments or, if discovered, that the Company will be able to successfully correct such defects or flaws in a timely manner or at all. The occurrence of defects or flaws in the Company’s products could result in loss of, or delay in, market acceptance of the Company’s products.  Correcting such defects or flaws could require significant expenditures by the Company.

DEPENDENCE ON ATTRACTING AND RETAINING KEY PERSONNEL.

The success of the Company is largely dependent on the performance of its key employees, particularly Jiri K. Nor. Mr. Nor founded Astris and is the principal developer of Astris’ alkaline fuel cell technology. Additionally, the Company is dependent on a small number of employees who have been with Astris for numerous years and who actually construct Astris’ technological components and are familiar with its proprietary designs. Loss of the services of Mr. Nor or the failure to attract and retain additional key employees with necessary skills could have a material adverse impact upon the Company’s growth and potential profitability. Competition for highly skilled management, technical, research and development and other employees is intense and the Company may not be able to currently maintain key person life insurance policies on any of its employees.

RISKS INHERENT IN INTERNATIONAL OPERATIONS INCLUDING CURRENCY EXCHANGE RATE FLUCTUATIONS AND TARIFF REGULATIONS.

A substantial portion of the Company’s revenues is expected to be realized in currencies other than Canadian dollars. The Company’s operating expenses are primarily paid in Canadian dollars. Fluctuations in the exchange rate between the Canadian dollar and such other currencies may have a material effect on the Company’s results of operations. In particular, the Company may be adversely affected by a significant strengthening of the Canadian dollar against the U.S. dollar because the Company sells its products and services and receives investment in U.S. dollars. In addition, the Company does not intend to enter into any hedging or other similar agreements or arrangements to protect it against any of these currency risks. The Company may also be subject to tariff regulations and requirements for export licenses, particularly with respect to certain technologies, unexpected changes in regulatory requirements, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws.

POSSIBLE DIFFICULTIES BY UNITED STATES PERSONS TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON THE COMPANY OR ITS DIRECTORS OR OFFICERS, OR TO REALIZE IN THE UNITED STATES UPON JUDGMENTS.

The Company is an Ontario corporation with its principal place of business in Canada. Most of its Directors and Officers are residents of Canada and most of the assets of such persons and of the Company are located outside the United States. US Persons should not assume that Canadian courts (i) would enforce judgments of United States courts obtained in actions against the Company or its Officers and Directors predicated upon the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or (ii) would enforce, in original actions, liabilities against the Company or its Officers and Directors predicated upon the United States federal securities laws or any such state securities or blue sky laws. Canadian courts can enforce such judgments but are not required to give “full faith and credit” to such judgments as would courts lying in separate United States jurisdictions. For instance, a Florida court would have to enforce a New York judgment, but a Canadian court can decide not to enforce a US judgment in Canada.

THE COMPANY HAS NEVER PAID DIVIDENDS AND IT DOES NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE.

The Company has never declared any cash dividends on its Common Shares, and if the Company were to become profitable, it would be expected that most or all of such earnings would be retained to support the business. As a result, shareholders must rely on stock appreciation for any return on their investment in the Common Shares.

THE COMPANY HAS AUTHORIZED AN UNLIMITED NUMBER OF COMMON SHARES AND UP TO 10,000,000 PREFERRED SHARES OF SHARE CAPITAL.

Under Canadian law the Company is able to issue an unlimited number of its common shares and up to 10 million preferred shares. The Company does not need the consent of its shareholders to issue these additional shares. Therefore, there is a high likelihood of dilution from the issuance of additional shares. The additional shares can be used to thwart a takeover attempt that the Board of Directors does not deem in the Company’s best interest, however the Company has not made any provision for issuing shares in that manner. The Company has not issued any preferred shares.

VOLATILE AND LIMITED MARKET FOR THE COMPANY’S COMMON SHARES.

The Company’s Common Shares are not actively traded.  The Company’s Common Shares began trading on the O.T.C. On June 20, 2001.  The Common Shares traded in 2005 from a high of US$0.54 to a low of US$0.11 per share. The Common Shares are not presently publicly traded in Canada. There can be no assurance given that trading activity will increase investor recognition.

THE HOLDERS OF THE CONVERTIBLE DEBENTURES HAVE THE OPTION OF CONVERTING THE CONVERTIBLE DEBENTURES INTO SHARES OF OUR COMMON STOCK. THE HOLDERS OF THE CONVERTIBLE DEBENTURES MAY ALSO EXERCISE THEIR COMMON SHARE PURCHASE WARRANTS. IF THE CONVERTIBLE DEBENTURES ARE CONVERTED OR THE SHARE PURCHASE WARRANTS ARE EXERCISED, THERE WILL BE DILUTION OF YOUR SHARES OF OUR COMMON STOCK.

The issuance of shares of our common stock upon conversion of the convertible debentures and upon exercise of the share purchase warrants will result in dilution to the interests of other holders of our common stock. The principal amount of the convertible debentures may be converted at the option of the holders into shares of our common stock at the lower of a fixed price of $.2483 per share or 90% of the lowest volume weighted average trading price per share for the 10 trading days prior to conversion, subject to adjustment pursuant to the anti-dilution provisions as set forth in the convertible debentures. Each convertible debenture and each share purchase warrant is subject to anti-dilution protection upon the occurrence of certain events. If, among other things, we offer, sell or otherwise dispose of or issue any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price of the convertible debenture or the exercise price of the share purchase warrant, the conversion price of the convertible debentures or the exercise price of the warrants will be reduced, depending on the number of shares of common stock that we issue at that lower price, to a price which is less than the conversion price or the exercise price.

IF AN EVENT OF DEFAULT OCCURS UNDER OUR CONVERTIBLE DEBENTURE WITH CORNELL, IT COULD SERIOUSLY HARM OUR OPERATIONS.

On April 10, 2006 and June __, 2006, we issued two separate $750,000 secured convertible debentures to Cornell. The debentures and related agreements contain numerous events of default which include:

•	failure to pay interest, principal payments or other fees when due;

•	breach by us of any material covenant or term or condition of the notes or any agreements made in connection therewith;

•	breach by us of any material representation or warranty made in the notes or in any agreements made in connection therewith;

•	default on any indebtedness exceeding, in the aggregate, $100,000, to which we or our subsidiaries are a party;

•	bankruptcy or insolvency proceeding instituted by or against us and not dismissed within 30 days;

•	common stock suspension from trading for 5 consecutive trading days; and

If we default on the debentures and the holder demands all payments due and payable, the cash required to pay such amounts would most likely come out of working capital, which may not be sufficient to repay the amounts due. In addition, since we rely on our working capital for our day to day operations, such a default on the note could materially adversely affect our business, operating results or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations. Further, our obligations under the notes are secured by substantially all of our assets. Failure to fulfill our obligations under the notes and related agreements could lead to loss of these assets, which would be detrimental to our operations.

ANY SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK COULD ENCOURAGE SHORT SALES BY OTHERS. SUCH SHORT SALES MAY IN TURN PLACE ADDITIONAL DOWNWARD PRESSURE ON THE MARKET PRICE OF OUR COMMON STOCK.

Any significant downward pressure on the price of our common stock as the debenture holders sell shares of our common stock could encourage short sales by others, subject to applicable securities laws. In turn, sales of a substantial number of shares of our common stock by way of short sales could further depress the market price of our stock. In an ordinary or "uncovered" short sale, a selling stockholder causes his or her executing broker to borrow the shares to be delivered at the completion of the sale from another broker, subject to an agreement to return them upon request, thereby avoiding the need to deliver any shares actually owned by the short seller on the settlement date for the sale. Since the short seller does not own the shares that are sold, the short seller must subsequently purchase an equivalent number of shares in the market to complete or "cover" the transaction. The short seller will realize a profit if the market price of the shares declines after the time of the short sale, but will incur a loss if the market price rises and he or she is forced to buy the replacement shares at a higher price. Accordingly, a declining trend in the market price of our common stock may stimulate short sales.

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE SELLING SECURITY HOLDERS MAY RESULT IN SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE THE CURRENT TRADING PRICE OF OUR COMMON STOCK.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 42,075,017 shares of common stock issued and outstanding as of June 12, 2006. When this registration statement is declared effective, the selling security holders may convert their convertible debentures and exercise their share purchase warrants. Under such circumstances, assuming conversion of the fixed conversion price of $.2483, and conversion of the share purchase warrants, up to 9,241,079  shares will be added to the number of issued and outstanding shares of our company, not including any adjustments that may be made to the conversion price. As a result of such conversion or exercise, a substantial number of our shares of common stock may be issued and may be available for resale, which could have an adverse effect on the price of our common stock. To the extent any of the selling security holders convert any of their convertible debentures or exercise any of their share purchase warrants, and then resell the shares of common stock issued to them upon such conversion or exercise, as applicable, the price of our common stock may decrease due to the additional shares of common stock in the market.

LOW MARKET PRICES FOR OUR COMMON STOCK COULD RESULT IN GREATER DILUTION TO OUR STOCKHOLDERS, AND COULD NEGATIVELY IMPACT OUR ABILITY TO CONVERT THE CORNELL DEBT INTO EQUITY.

The market price of our common stock significantly impacts the extent to which the Cornell debt is convertible into shares of our common stock. The lower the market price of our common stock as of the respective times of conversion, the more shares we will need to issue to Cornell to convert the principal and interest payments then due.

A DECLINE IN THE PRICE OF OUR COMMON STOCK COULD AFFECT OUR ABILITY TO RAISE FURTHER WORKING CAPITAL AND ADVERSELY IMPACT OUR OPERATIONS.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products, implement our marketing plans and continue our current operations. If the stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations and as a result we may be forced to scale down or even cease our operations.

APPLICATION OF THE SEC PENNY STOCK REGULATIONS AND RESTRICTIONS.

The Securities and Exchange Commission has adopted regulations which generally define Penny Stocks to be an equity security that has a market price less than US$5.00 per share or an exercise price of less than US$5.00 per share.  This is subject to certain exemptions based upon minimum assets or revenues. As of May 30, 2006, the closing bid and asked prices for the Common Shares were US$.156 and US$.17 per share. As a Penny Stock, the Company’s Common Shares are subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, or the Penny Stock Rule. This Rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally defined as individuals with a net worth in excess of US$1,000,000 or annual incomes exceeding US$200,000, or combined annual income with spouse of US$300,000).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this Rule may affect the ability of broker-dealers to sell the Company’s securities and may affect the ability of purchasers to sell any of the Company’s securities in the secondary market.

For any transaction involving a Penny Stock, unless exempt, the Rule requires that prior to any transaction in a Penny Stock, a disclosure schedule prepared by the SEC relating to the Penny Stock market is delivered. Disclosures about sales commissions payable to both the broker-dealer and the registered representative and about current quotations for the securities are also required. Finally, monthly statements are required to be sent disclosing recent price information for the Penny Stock held in the account and information on the limited market in penny stock.

FORWARD-LOOKING STATEMENTS

This registration statement contains, and incorporates by reference, some forward-looking statements about our financial condition, results of operation and business. These are not historical facts. They include expressions about our

•	confidence,

•	strategies and expressions about earnings,

•	new and existing programs and services,

•	relationships,

•	opportunities,

•	technology, and

•	market conditions.

You can identify these statements by looking for

•	terms like "expect," believe" or "anticipate," or

•	expressions of confidence like "strong" or "on-going," or

•	similar expressions or statements that are variations of the above terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements. This can happen because of uncertainties such as

•	whether the transactions described in this registration statement can be completed as planned,

•	whether our existing management will continue in place,

•	future economic conditions, and

•	other risks described in this registration statement and in our annual, quarterly and current reports that are incorporated into it by reference.

Stockholders are cautioned not to place too much reliance on forward-looking statements. We do not have any obligation to update any forward-looking statements at any time.

AVAILABLE INFORMATION

We are subject to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and to the regulations adopted by the Securities and Exchange Commission (the "Commission") under the Exchange Act, dealing with disclosure of information about us. We comply by filing reports, proxy and information statements and other information with the Commission.

Copies of the above material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549 at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding companies like us that make electronic filings with the Commission.

Our common stock is quoted on the Over-the-Counter Bulletin Board ("OTCBB") maintained by the National Association of Securities Dealers, Inc. ("NASD"). The NASD and/or certain of its affiliates or divisions (including the OTCBB) may retain certain material related to us.

Statements contained in this Registration Statement or in any document incorporated into this Registration Statement by reference, describing the contents of any contract or other document, are not necessarily complete. For that reason, reference is made to the copy of the contract or other document that is included as an exhibit to a report or statement filed by us with the Commission. All descriptions of contracts or other documents are qualified by this reference to the same document filed as an exhibit.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth the capitalization of our company in Canadian dollars as at December 31, 2005.

Share Capital (Note 1)	10,030,096

Contributed Surplus (Note 2)	4,062,739

Deficit	(14,321,291)

Note 1
Share Capital is authorized for an unlimited number of Common Shares and 10,000,000 preferred shares. No preferred shares have been issued. As at Dec. 31, 2005, there were 37,906,569 shares issued and outstanding.

Note 2
Contributed Surplus consists of:	3,016,647
Contributed Surplus, beginning of year	21,144
Options issued to employees	215,030
Options issued to related parties	254,000
Warrants issued on acquisition of Astris sro	482,068
Warrants issued to non-related parties
Remaining value of loan repaid by issuance of shares to a director	73,850
Contributed Surplus, end of year	4,062,739

OFFER STATISTICS, EXPECTED TIME TABLE
AND PLAN OF DISTRIBUTION

We are registering the ordinary shares issued and issuable upon exercise of the warrants and conversion of the convertible notes to permit the resale of these ordinary shares by the holders of the ordinary shares, convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;

•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the convertible notes, warrants, additional investment rights or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations there under, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares pursuant to the registration rights agreement; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES ASSOCIATED WITH THE REGISTRATION

We have agreed to bear all expenses relating to the registration of our ordinary shares registered pursuant to the registration statement of which this prospectus is a part. We estimate these expenses to be approximately $15,000.00 which include the following categories of expenses:

SEC registration fee	$1,939.30
Printing and photocopying	1,000
Legal fees and expenses	7,500
Accounting fees and expenses	2,000
Transfer agent and registrar fees and expenses	1,000
Miscellaneous expenses	1,561.70
Total Expenses	$15,000.00

REASONS FOR THE OFFER AND USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling shareholders of our ordinary shares. We will, however, receive the proceeds from the exercise of the warrants issued to the selling shareholders if and when they are exercised. We have agreed to bear all expenses relating to the registration of the shares registered pursuant to the registration statement of which this prospectus is a part.

MARKETS AND PRICE HISTORY OF THE COMPANY'S STOCK.

As of June 1, 2006 the Company had 42,075,017 Common Shares issued and outstanding. The Company believes that there are a considerable number of beneficial holders of the Common Shares, as a substantial number of Common Shares are held of record by principal depositories in Canada and the United States. As at May 30, 2006 the shareholder list showed 286 registered shareholders holding a total of 15,328,799 Common Shares, 7,652,061 Common Shares in the name of Cede & Co and 19,094,157 Common shares in the name of CDS & Co (the depository in Canada).

The Common Shares were previously traded in Canada on the Canadian Dealing Network (CDNX), but presently has an inactive listing on the CDNX. Since June 20, 2001, the Company's Common Shares have been posted for trading on the O.T.C. Bulletin Board under the symbol ASRNF. The quarterly high and low prices for the past two fiscal years are tabulated below:

2004	High	Low
First	.61	.49
Second	.53	.39
Third	.57	.32
Fourth	.51	.37

2005	High	Low
First	.40	.25
Second	.30	.12
Third	.54	.13
Fourth	.22	.11

2006	High	Low
First	.18	.11

SELLING SHAREHOLDERS

The Common Shares being offered by the selling shareholders were purchased at various times by the selling shareholders. Certain of the shares represent shares underlying warrants and convertible notes held by the selling shareholders but that have not yet been exercised or converted. The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to Astris and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

We will not receive any of the proceeds from the sale of any shares listed on this table.

Selling Shareholder	Common Shares Owned Prior to the Offering	Maximum Number of Shares to Be Sold Pursuant to this Prospectus	Percentage of Existing Equity	Number Shares owned after the Offering

Alternate Energy Corp. (1)	2,300,000 (2)	2,300,000	5.12%	0
Belcor Development Corporation (1)	339,450 (3), (3)(i)(5)	339,450	*	0
Belcor Development Corporation (1)	511,200 (3), (3)(ii)(5)	511,200	*	0
Belcor Development Corporation Profit Sharing Plan and Trust (1)	130,100 (4), 4(i)	130,100	*	0
Belcor Development Corporation Profit Sharing Plan and Trust (1)	177,800(4), (4)(ii)	177,800	*	0
Ted & Annette Antkow	483,744 (6)	483,744	*	0
Steve Bodnoff	967,488 (6)	967,488	*	0
Richard Bogoroch	483,744 (6)	483,744	*	0
Donal Carroll	2,902,464 (6)	2,902,464		0
Richard Goldstein Family Trust (1)	483,744 (6)	483,744	*	0
Howardale Developments Ltd. (1)	967,488 (6)	967,488	*	0

Craig Killoran	483,744 (6)	483,744	*	0
Michael Wright	967,488 (6)	967,488	*	0
Max Gould Ltd. (1)	967,488 (6)	967,488	*	0
2061058 Ontario Inc. (1)	4,837,440 (6)	4,837,440	*	0
John Richardson	483,744 (6)	483,744	*	0
John D. Rosart	967,488 (6)	967,488	*	0
Rocco Scarano	483,744 (6)	483,744	*	0
Ralph Sickinger	483,744 (6)	483,744	*	0
Sindhow Investments Ltd.(1)	967,488 (6)	967,488	*	0
Bob Shewchuk	2,418,720 (6)	2,418,720	*	0
Albert Soo Lum	483,744 (6)	483,744	*	0
Harris Watson	483,744 (6)	483,744	*	0
New Century Capital Consultants, Inc. (1)	1,000,000 (7)	1,000,000	*	0
Shai Stern	250,000(8)	250,000	*	0
Seth Farbman	250,000(8)	250,000	*	0
Elliot Goldstein	200,000(9)	200,000	*	0
Bina LLC(1)	800,000(9)	800,000	*	0
Matthew Chipman	500,000(10)	500,000	*	0
Michael Sheppard	500,000(11)	500,000	*	0
Ardour Capital Investments LLC(1)	185,000	185,000	*	0
Kerry Dukes	184,000(13)	184,000	*	0
Brian Greenstein	184,000(13)	184,000	*	0
Walter Nasdeo	35,350(13)	35,350	*	0

John Ewan	104,100(13)	104,100	*	0
Richard Baxter	4,100(13)	4,100	*	0
George Bickley Stevens III	32,275(13)	32,275	*	0
Thomas Samuelson	4,100(13)	4,100	*	0
Mark Smith Trust	17,625(13)	17,625	*	0
Thorson Hays Family Trust	3,075(13)	3,075	*	0
Jeff Lewis	15,375(13)	15,375	*	0
Dennis Cannelis	30,750(13)	30,750	*	0
Stone Henge Holdings LLC	10,250(13)	10,250	*	0
Cornell Capital Partners, LP(1)	80,200,000	80,200,000 (12)	4.99%	0
Total		108,285,798
*denotes less than 1%

Below depicts a table which discloses the natural person having sole or shared voting and investment control held by the beneficial owner.

(1)

Beneficial Owner	Natural Person(s) having Voting/Investment Control
Alternate Energy Corp.	Blaine Froats
Belcor Development Corp.	Barbara Lyle
Belcor Development Corp. Profit Sharing Plan and Trust	Barbara Lyle
Howardale Developments Ltd.	Howard Gould
Max Gould Ltd.	Howard Gould
Sindhow Investments Ltd.	Howard Gould
Bina LLC	Shai Stern
2061058 Ontario Inc.	Gordon Metcalfe
New Century Capital Consultants	Stephen Apolant
Richard Goldstein Family Trust	Richard Goldstein
Mark Smith Trust	Mark Smith
Thorson Hays Family Trust	Steve Brown
Stone Henge Holdings LLC	Anthony Williams
Ardour Capital Investments LLC	Kerry Dukes and Brian Greenstein
Cornell Capital Partners, LP	Yorkville Advisors, LLC through Mark Angelo investment control

The following information contains a description of each selling shareholder's relationship to the Company and how each selling shareholder acquired the shares to be sold in this offering is detailed below:

(2) Pursuant to a securities purchase agreement containing an anti-dilution provision and registration rights agreement dated July 27, 2004, with Alternate Energy Corporation, for complete and full release of all privileges, rights and penalties associated with these agreements, the Company issued 800,000 common shares and 1,500,000 common share purchase warrants.  The common share purchase warrants are exercisable up to April 12, 2009 each entitling the holder to purchase one common share at $0.19 (U.S.) per share. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(3) Pursuant to a subscription agreement dated September 30, 2004, with Belcor Development Corporation, the Company issued as a private placement 88,900 units, comprising one common share and one common share purchase warrant each, for an aggregate purchase price of $52,000.  The common share purchase warrants are exercisable up to September 30, 2007 each entitling the holder to purchase one common share at $0.90 (U.S.) per share. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(3)	(i)
Pursuant to registration rights agreements entered into on September 30, 2004 and December 1, 2004 with Belcor Development Corporation, a total of 83,850 common shares of the Company was paid in lieu of cash payments owed totaling US $16,800. The agreement called for a payment representing liquidated damages of 2% per month of the aggregate purchase amount of the investment by the Company to Belcor Development Corporation if a registration statement had not been filed by the 30th calendar day after receipt of investment or declared effective by the Securities and Exchange Commission by the 120th calendar day.

(3)	(ii)
Pursuant to the registration rights agreements in 3(i), Belcor released all privileges, rights and penalties for a total of 255,600 common share purchase warrants. The common share purchase warrants are exercisable up to March 22, 2009 each entitling the holder to purchase one common share at $0.19 (U.S.) per share. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(4) Pursuant to a subscription agreement dated September 30, 2004, with Belcor Development Corporation Profit Sharing Plan and Trust, the Company issued as a private placement 88,900 units, comprising one common share and one common share purchase warrant each, for an aggregate purchase price of $52,000.  The common share purchase warrants are exercisable up to September 30, 2007 each entitling the holder to purchase one common share at $0.90 (U.S.) per share. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(4)	(i)
Pursuant to a registration rights agreement entered into on September 30, 2004 with Belcor Development Corporation Profit Sharing Plan and Trust, a total of 41,200 common shares of the Company was paid in lieu of cash payments owed totaling US $8,490. The agreement called for a payment representing liquidated damages of 2% per month of the aggregate purchase amount of the investment by the Company to Belcor Development Corporation Profit Sharing Plan and Trust if a registration statement had not been filed by the 30th calendar day after receipt of investment or declared effective by the Securities and Exchange Commission by the 120th calendar day.

(4)	(ii)
Pursuant to the registration rights agreements in 4(i), Belcor released all privileges, rights and penalties for a total of 88,900 common share purchase warrants. The common share purchase warrants are exercisable up to March 22, 2009 each entitling the holder to purchase one common share at $0.19 (U.S.) per share. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(5) Pursuant to a subscription agreement dated December 1, 2004, with Belcor Development Corporation, the Company issued as a private placement 166,700 units, comprising one common share and one common share purchase warrant each, for an aggregate purchase price of $62,500.  The common share purchase warrants are exercisable up to December 3, 2007 each entitling the holder to purchase one common share at $0.60 (U.S.) per share. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(6) On March 27, 2005, the Company closed a private placement with certain accredited investors whereby these investors have purchased CDN$420,000 in convertible debentures maturing on December 10, 2005. The note carries an interest rate of 10%. Interest is payable quarterly in arrears in either cash or stock of the Company, at the Company's discretion. The issuance of these securities relied on exemption from registration pursuant to Regulation S of the Securities Act of 1933. Effective May 30, 2006 all these debenture holders converted to amend the terms of these debentures to exactly the same as the terms of the Cornell Capital Partners LP as described in section 12 and 13 below on a dollar amount pro-rated basis. An exchange rate of U.S. $1 is equivalent to CDN $1.1050 was used. Therefore, a total of 19,506,648 common shares are being registered and 810,600 common stock purchase warrants (the “Warrants”) to purchase (i) 253,312 shares of the Company's common stock at an exercise price of $.30 per share (ii) 151,988 shares of the Company's common stock at an exercise price of $.20 per share and (iii) 405,300 shares of the Company's common stock at an exercise price of $.19 per share.

The Convertible Debentures have an initial conversion price of the lesser of (i) a price equal to $.2483 (the “Fixed Conversion Price”) or (ii) ninety percent (90%) of the lowest daily Volume Weighted Average Price of the Common Stock during the ten (10) trading days immediately preceding the Conversion Date as quoted by Bloomberg, LP per share and provides for anti-dilution protection (in certain circumstances). At the Fixed Conversion Price, the Convertible Debentures will be convertible into an aggregate of 1,530,771 shares of common stock. The Convertible Debentures bear interest at 10% per annum. Interest is payable in cash or, at the Company's option, in shares of common stock (the “Interest Shares”) provided certain conditions are satisfied. At any time after their respective issuance dates and prior to April 9, 2009, the Convertible Debentures may be redeemed at the election of the Company at the principal amount, plus accrued but unpaid interest, subject to the satisfaction of certain conditions.

The Warrants may be exercised for cash, as indicated above, and also contain a cashless exercise provision, which may be exercised in certain circumstances. The Warrants provide for anti-dilution protection in certain circumstances. The Warrants are exercisable for 253,312, 151,988 and 405,300 shares of Common Stock (the “Warrant Shares”), respectively, and if fully exercised for cash at the initial exercise price, the Warrant would yield approximately $183,399 of additional proceeds to the Company.

The number of shares owned prior to offering assumes conversion of all common shares of this convertible debenture and exercise of any warrants held by the debenture holders without regard to any limitations on conversions or exercise.

Below is a table of the debenture holders:

Beneficial Owner	Debenture Amount
Ted & Annette Antkow	$10,000
Steve Bodnoff	$20,000
Richard Bogoroch	$10,000
Donal Carroll	$60,000
Richard Goldstein Family Trust	$10,000
Howardale Developments Ltd.	$20,000
Craig Killoran	$10,000
Michael Wright	$20,000
Max Gould Ltd.	$20,000
2061058 Ontario Inc.	$100,000
John Richardson	$10,000
John D. Rosart	$20,000
Rocco Scarano	$10,000
Ralph Sickinger	$10,000
Sindhow Investments Ltd.	$20,000
Bob Shewchuk	$50,000
Albert Soo Lum	$10,000
Harris Watson	$10,000

(7) Pursuant to a non-exclusive consulting agreement with New Century Capital Consultants Inc. dated August 2, 2005, in consideration for current business development consulting services and making business introductions to the Company for a period of one year, the Company issued warrants as payment to purchase up to 3,000,000 common shares. The agreement may be terminated by either party upon 30 day written notice. 2,000,000 of these issued warrants to purchase common shares have expired unexercised prior to the filing of this registration statement. The existing warrants entitle the consultant to purchase up to 1,000,000 common shares of the Company at an exercise price of $0.25 (U.S.) expiring on August 2, 2007. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(8) Pursuant to a contract for Edgar filing services with Vintage Filings LLC dated August 8, 2005, as prepayment for a period of 24 months for unlimited Edgar filing services to the Company, the Company issued 250,000 common shares with piggy-back registration rights to Shai Stern and 250,000 common shares with piggy-back registration rights to Seth Farbman. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(9) Pursuant to a non-exclusive consulting agreement with Bina LLC dated August 8, 2005, in consideration for strategic business development consulting services and making business introductions to the Company for a period of six months, the Company issued warrants as payment to purchase up to 1,000,000 common shares. The agreement is no longer in effect. The existing warrants entitle the consultant to purchase up to 800,000 common shares of the Company and entitle Elliot Goldstein to purchase up to 200,000 common shares of the Company at an exercise price of $0.36 (U.S.) expiring on August 9, 2007. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(10) Pursuant to a non-exclusive consulting agreement with Matthew Chipman dated March 15, 2006, in consideration for business development consulting services and making business introductions to the Company for a period of six months, the Company issued warrants as payment to purchase up to 500,000 common shares. The agreement may be terminated at any time by the Company with a written 30 day notice. The existing warrants entitle the consultant to purchase up to 500,000 common shares of the Company at an exercise price of $0.19 (U.S.) expiring on March 15, 2009. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(11) Pursuant to a non-exclusive consulting agreement with Michael Sheppard dated March 15, 2006, in consideration for business development consulting services and making business introductions to the Company for a period of six months, the Company issued warrants as payment to purchase up to 500,000 common shares. The agreement may be terminated at any time by the Company with a written 30 day notice. The existing warrants entitle the consultant to purchase up to 500,000 common shares of the Company at an exercise price of $0.19 (U.S.) expiring on March 15, 2009. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

(12) The Company entered into a Securities Purchase Agreement (the “Agreement”) on April 10, 2006 with Cornell Capital Partners, LP, an institutional investor (the “Investor”), relating to the sale of U.S. One Million Five Hundred Thousand Dollars ($1,500,000) of secured convertible debentures (the “Convertible Debentures”), which will be convertible into shares (the “Conversion Shares”) of the Company’s common stock (the “Common Stock”), for a total purchase price of up to One Million Five Hundred Thousand Dollars ($1,500,000), (the “Purchase Price”). Pursuant to the Agreement, the Investor also received common stock purchase warrants (the “Warrants”) to purchase (i) 1,000,000 shares of the Company's common stock at an exercise price of $.30 per share (ii) 600,000 shares of the Company's common stock at an exercise price of $.20 per share and (iii) 1,600,000 shares of the Company's common stock at an exercise price of $.19 per share. The Company received net proceeds from the First Closing Six Hundred Seventeen Thousand Five Hundred Dollars ($617,500), which are to be used primarily for working capital purposes.

The Convertible Debentures have an initial conversion price of the lesser of (i) a price equal to $.2483 (the “Fixed Conversion Price”) or (ii) ninety percent (90%) of the lowest daily Volume Weighted Average Price of the Common Stock during the ten (10) trading days immediately preceding the Conversion Date as quoted by Bloomberg, LP per share and provides for anti-dilution protection (in certain circumstances). At the Fixed Conversion Price, the Convertible Debentures will be convertible into an aggregate of 6,041,079 shares of common stock. The Convertible Debentures bear interest at 10% per annum. Interest is payable in cash or, at the Company's option, in shares of common stock (the “Interest Shares”) provided certain conditions are satisfied. At any time after their respective issuance dates and prior to April 9, 2009, the Convertible Debentures may be redeemed at the election of the Company at the principal amount, plus accrued but unpaid interest, subject to the satisfaction of certain conditions.

The Warrants may be exercised for cash, as indicated above, and also contain a cashless exercise provision, which may be exercised in certain circumstances. The Warrants provide for anti-dilution protection in certain circumstances. The Warrants are exercisable for 1,000,000, 600,000 and 1,600,000 shares of Common Stock (the “Warrant Shares”), respectively, and if fully exercised for cash at the initial exercise price, the Warrant would yield approximately $724,000 of additional proceeds to the Company.

Pursuant to a Registration Rights Agreement by and between the Company and Cornell Capital Partners, LP, we agreed to register 77,000,000 shares of common stock underlying the convertible debenture and 3,200,000 shares underlying the warrant, each of which includes an indeterminable amount of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes as well as anti-dilution provisions applicable to the convertible debenture and warrant.

(13) Pursuant to an exclusive placement agent agreement with Ardour Capital Investments LLC dated October 26, 2005, in consideration for investment banking services for a period of 24 months, the Company issued 625,000 common shares to individuals and corporations in the above selling shareholders table designated by Ardour and 185,000 warrants. The warrants entitle Ardour Capital Investments LLC to purchase up to 185,000 common shares or the Company at an exercise price of $0.275 (U.S.) expiring April 10, 2010. The issuance of these securities relied on exemption from registration pursuant to section 4(2) of the Securities Act of 1933.

Richard Goldstein, a natural person, is an affiliate of a Canadian broker-dealer has purchased these securities being registered for resale in the ordinary course of business. At the time of the purchase the selling shareholder had no agreements, directly or indirectly, with any person to distribute the securities.

Kerry Dukes and Brian Greenstein, natural persons, are affiliates of a U.S. broker-dealer and earned these securities being registered for resale in the ordinary course of business. At the time of purchase, the selling shareholders had no agreements, directly or indirectly, with any person to distribute the securities.

No other selling shareholders are broker-dealers or affiliates of a broker-dealer.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

There are no governmental laws, decrees or regulations in Canada relating to restrictions on the import/export of capital affecting the remittance of interest, dividends or other payments to non-residential holders of the Company's Common Shares. Any such remittances to United States residents, however, are subject to a 15% withholding tax pursuant to Article X of the reciprocal tax treaty between Canada and the United States.

Except as provided in the Investment Canada Act (the "Act"), there are no limitations under the laws of Canada, the Province of Ontario or in the charter or any other constituent documents of the Company on the right of foreigners to hold and/or vote the Common Shares of the Company.

The Act requires a non-Canadian making an investment to acquire control of a Canadian business, the gross assets of which exceed certain defined threshold levels, to file an application for review with Investment Canada, the federal agency created by the Act.

As a result of the Canada-U.S. Free Trade Agreement, the Act was amended in January 1989 to provide distinct threshold levels for Americans who acquire control of a Canadian business.

A Canadian business is defined in the Act as a business carried on in Canada that has a place of business in Canada, an individual or individuals in Canada who are employed or self-employed in connection with the business, and assets in Canada used in carrying on the business.

An American, as defined in the Act, includes: an individual who is an American national or a lawful permanent resident of the United States; a government or government agency of the United States; an American-controlled entity, corporation or limited partnership or trust which is not controlled in fact through ownership of its voting interests of which two-thirds of its Board of Directors, general partners or trustees, as the case may be, are any combination of Canadians or Americans.

The following investments by a non-Canadian are subject to review by Investment Canada:

(a) all direct acquisitions of control of Canadian businesses with assets of CDN$5 million or more;

(b) all indirect acquisitions of control of Canadian businesses with assets of CDN$50 million or more if such assets represent less than 50% of the value of the assets of the entities, the control of which is being acquired; and

(c) all indirect acquisitions of control of Canadian businesses with assets of CDN$5 million or more if such assets represent more than 50% of the value of the assets of the entities, the control of which is being acquired.

Review by Investment Canada is required when investments by Americans exceed CDN$150 million for direct acquisitions of control. For the purposes of the Act, direct acquisition of control means: a purchase of the voting interest on a corporation, partnership, joint venture or trust carrying on a Canadian business, or any purchase of all or substantially all of the assets used in carrying on a Canadian business; and indirect acquisition of control means a purchase of the voting interest of a corporation, partnership, joint venture or trust, whether a Canadian or foreign entity, which controls a corporation, partnership, joint venture or trust carrying on a Canadian business in Canada.

The acquisition of certain Canadian businesses is excluded from the higher thresholds set out for Americans. These excluded businesses include oil, gas, uranium, financial services (except insurance); transportation services and cultural services (i.e. the publication, distribution or sale of books, magazines, periodicals (other than printing or typesetting businesses), music in print or machine readable form, radio, television, cable and satellite services; the publication, distribution, sale or exhibitions of film or video recordings or audio or video music recordings).

Direct or indirect acquisitions of control of these excluded businesses are reviewable at the CDN$5 and CDN$50 million thresholds.

A non-Canadian shall not implement an investment reviewable under the Act unless the investment has been reviewed and the Minister responsible for Investment Canada is satisfied or is deemed to be satisfied that the investment is likely to be of net benefit to Canada. If the Minister is not satisfied that the investment is likely to be a net benefit to Canada, the non-Canadian shall not implement the investment or, if the investment has been implemented, shall divest himself of control of the business that is the subject of the investment.

A non-Canadian or American making the following investments:

(i)  an investment to establish a new Canadian business; and

(ii) an investment to acquire control of a Canadian business which investment is not subject to review under the Act, must notify Investment Canada, within prescribed time limits, of such investments.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2005 or in our reports on Form 6-K and Form 6-K/A filed under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2005.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is a part of a registration statement on Form F-3, Registration No. 333-134985, which we filed with the Securities and Exchange Commission under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference. We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 0-31481). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090. The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F or 6-K under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2005;

•	Our Annual Report as amended on Form 20-F/A submitted to the SEC since December 31, 2005; and

•	Our Reports on Form 6-K submitted to the SEC since December 31, 2005; and

•	Our Reports on Form 6-K/A submitted to the SEC since December 31, 2005; and

•	Our registration on Form 20-F filed on April 13, 2001.

In addition, all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the registrant pursuant to the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into the prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at:

Astris Energi Inc.
Attn: Anthony Durkacz
2175 DUNWIN DRIVE, UNIT 6 MISSISSAUGA, ONTARIO L5L 1X2 CANADA (905) 608-2000

We are a Canadian company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934 because more than 50% of the Company’s voting securities are held by non-US residents, the majority of its executives are not US residents or citizens, the majority of its board members are not US residents or citizens, its assets are located completely outside the United States and the business of the Company is administered from outside the United States.As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, meaning that our officers, directors and significant shareholders do not report their transactions in our securities on Forms 3, 4 or 5.

Regulation 14A set forth the rules for solicitation of proxies. The timing requirements with regard to solicitations may differ from the solicitation rules the Company follows in Canada, and the information required by 14A may vary from the Canadian requirements. Additionally, certain corporate actions may not require notification to shareholders.

By not reporting their ownership or securities positions you will not know when our officers, directors and significant shareholders buy or sell our securities. Form 3 reports a person’s initial holdings. Form 4 reports purchases and sales of securities, options and derivative securities. Filings on Form 4 are required to be made within 2 days of a transaction. Form 5 covers sales of securities not required by Form 4 but otherwise reportable. You will not have the benefit of this information.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND THE POSITION OF
THE SECURITIES AND EXCHANGE COMMISSION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITY

The Business Corporations Act for the Province of Ontario (the “Act”) provides for the limitation of liability and indemnification of officers and directors of a corporation. Pursuant to the Act, no director or officer shall be liable for the acts, omissions, failures, neglects or defaults of any other director, officer or employee, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on the part of such director or officer, or for any other loss, damage or misfortune which shall happen in the execution of the duties of office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations there under or from liability for any breach thereof.

Additionally, the Corporation shall indemnify directors or officers, former directors or officers, or person who act or acted at the Corporation’s request as directors or officers of a body corporate of which the Corporation is or was a shareholder or creditor, and their heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if (a) they acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful. The Corporation shall also indemnify such person in such other circumstances as the Act or law permits of requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.